Exhibit 5.2
MICHAEL BEST & FRIEDRICH LLP
September 16, 2010
Great Wolf Resorts, Inc.
122 West Washington Ave.
Madison, WI 53703
Dear Ladies/Gentlemen:
We have acted as local Wisconsin counsel to BHMH, LLC, a Wisconsin limited liability company (the “Wisconsin Guarantor”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”), which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $230,000,000 aggregate principal amount of 10.875% First Mortgage Notes due 2017, which are to be registered under the Securities Act of 1933, as amended (the Exchange Notes”) of GWR Operating Partnership, L.L.L.P., a Delaware limited liability limited partnership, and Great Wolf Finance Corp., a Delaware corporation (the “Issuers”), for an equal principal amount of 10.875% First Mortgage Notes due 2017, which were issued on April 7, 2010 and have not been, and will not be registered under the Securities Act of 1933, as amended (the “Initial Notes”). The Initial Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of April 7, 2010 (as it may be amended or supplemented, the “Indenture”) by and among the Issuers, the Wisconsin Guarantor, the other guarantors party thereto (each, an “Other Guarantor” and collectively, the “Other Guarantors,” such Other Guarantors together with the Wisconsin Guarantor, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The Initial Notes are, and the Exchange Notes will be, guaranteed (each, a “Guarantee”) on a joint and several basis by the Guarantors.
In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. As to various questions of fact material to our opinion, we have, without investigation, relied upon certificates of officers of the Wisconsin Guarantor and assumed, without investigation, verification or inquiry, that:
(a) The Trustee, the Issuers and the Other Guarantors have duly authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee, the Issuers and the Other Guarantors;
(b) Each of the Issuers and each Other Guarantor is duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has the necessary right, power and authority, and has obtained all requisite organizational, third-party and governmental authorizations, consents and approvals and made all filings and registrations required to able it to execute, deliver and perform its Exchange Guarantee (as defined below);
(c) There is no oral or written agreement, understanding, course of dealing or usage of trade that affects the rights and obligations of the parties set forth in the Indenture, or that would have an effect on the opinion expressed herein;
(d) The execution, delivery and performance of each Other Guarantor’s Exchange Guarantee will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties;
(e) The Exchange Guarantee of each Other Guarantor has been duly executed and delivered by such Other Guarantor; and
(f) The obligations of the Wisconsin Guarantor under its Exchange Guarantee is, and would be deemed by a court of competent jurisdiction to be, necessary or convenient to the conduct, promotion or attainment of the business of the Wisconsin Guarantor and will benefit the Wisconsin Guarantor, directly or indirectly.
Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Guarantee of the Exchange Notes (the “Exchange Guarantee”) of the Wisconsin Guarantor, when it is delivered in exchange for the Guarantee of the Initial Notes of the Wisconsin Guarantor in accordance with the terms of the Exchange Offer, will be validly issued by the Wisconsin Guarantor and will constitute a legal, valid and binding obligation of the Wisconsin Guarantor.
The foregoing opinion is subject to the following additional assumptions and qualifications:
A. Our opinion is limited by:

(i) Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally;
(ii) General principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief and other equitable remedies; concepts of materiality, good faith and fair dealing and the discretion of the court before which any proceeding may be brought;
(iii) The qualification that we do not express any opinions with respect to the following: enforceability of choice of law clauses; severability clauses; exculpation clauses, especially those purporting to insulate against gross negligence; penalty or liquidated damages provisions; indemnity clauses; arbitration clauses; provisions purporting to restrict available remedies, establish remedies or release unmatured claims; any provision purporting to establish a procedural obstacle to recovery or to waive unmatured rights; provisions as to limitations on survival of representations or warranties; integration clauses to the effect that no representation or warranty was made other than in the Indenture; or clauses that impose payment obligations at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture; and
(iv) The requirement that the enforcing party act in a commercially reasonable manner and in good faith in exercising its rights under the Indenture.
B. We have not examined the records of the Wisconsin Guarantor or any court or any public, quasi public, private or other office in any jurisdiction, or the files of our firm, and our opinion is subject to matters that an examination of such records would reveal.
The opinion expressed herein is limited to the laws of the State of Wisconsin in effect on the date hereof as they presently apply; provided, however, we express no opinion regarding any securities laws, rules or regulations of the State of Wisconsin or the United States of America. We express no opinion regarding the laws of any other jurisdiction. This opinion is given as of the date hereof, is intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee(s) of any change in circumstances occurring after the date hereof that would alter the opinion rendered herein.
This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion contains only expressions of professional judgment regarding the legal matters addressed herein and is not a guarantee that a court would reach any particular result. This opinion is rendered only to the above addressee and is solely for its benefit in connection with the Registration Statement. This opinion may not be relied upon by any other person or for any other purpose without our prior written consent.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. We also consent to the reliance on this opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) solely for the purposes of Paul, Weiss’ opinion letter to the Company dated as of the date hereof and filed as Exhibit 5.1 to the Registration Statement.
Yours very truly,
/s/ MICHAEL BEST & FRIEDRICH LLP